Exhibit 99.2

The risk factors set forth below are being filed for the purpose of modifying and supplementing certain of the risk factors disclosed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2018 (our “2017 Annual Report”) as supplemented and modified by the risk factors disclosed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 8, 2018 (the “Existing Risk Factors”) to reflect our conversion from a Delaware limited partnership named KKR & Co. L.P. to a Delaware corporation named KKR & Co. Inc. (the “Conversion”) and should be read in conjunction with the disclosures contained therein.

For the purposes of the risk factors set forth below, (i) as of any time prior to the Conversion, references to “KKR,” “we,” “us,” “our” and similar terms mean KKR & Co. L.P. and its subsidiaries and, as of any time after the Conversion, KKR & Co. Inc. and its subsidiaries and (ii) as of any time prior to the Conversion, “KKR & Co. L.P.” and/or “our partnership” mean KKR & Co. L.P. and its subsidiaries and, as of any time after the Conversion, if the context requires, KKR & Co. Inc. and its subsidiaries.

References to “KKR Group Partnership Units” refer, collectively, to Class A partner interests in each of KKR Management Holdings L.P., KKR Fund Holdings L.P. and KKR International Holdings L.P. (collectively, the “KKR Group Partnerships”), each of which have an identical number of partner interests.

Our Class A common stock is generally non-voting, except as provided in our certificate of incorporation and bylaws or required by Delaware law or the rules of the NYSE.

Holders of our Class A common stock generally have no voting rights, unless provided in our certificate of incorporation and bylaws or required by Delaware law or the rules of the New York Stock Exchange (the “NYSE”). As a result, practically all matters submitted to stockholders will be decided by the vote of the holder of the sole share of our Class B common stock, KKR Management LLC (in such capacity, the “Class B Stockholder”). Our certificate of incorporation provides for holders of our Class A common stock, voting together with the holders of our Class C common stock as a single class, unless required otherwise by Delaware law, to have the right to vote only with respect to the transfer of Class B common stock prior to December 31, 2018 (subject to exceptions for, among other things, transfers of all shares of Class B common stock to an affiliate of the Class B Stockholder), any increase in the number of authorized shares of Class B common stock, certain sales of all or substantially all of our assets, a merger, consolidation or other business combination and any amendment to our certificate of incorporation that would have a material adverse effect on our Class A common stock relative to the other classes of our stock. See “Description of Capital Stock—Common Stock—Voting Rights” included in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on July 2, 2018. Our certificate of incorporation also provides that the number of authorized shares of our Class A common stock may be increased solely with the approval of the Class B Stockholder. As a result, holders of our Class A common stock will have very limited or no ability to influence stockholder decisions, including decisions regarding our business.

The voting rights of holders of our Class A common stock are further restricted by provisions in our certificate of incorporation stating that any of our shares of stock held by a person that beneficially owns 20% or more of any class of stock then outstanding (other than the Class B Stockholder or its affiliates, or a direct or subsequently approved transferee of the Class B Stockholder or its affiliates) cannot be voted on any matter. KKR Holdings L.P. (“KKR Holdings”), the holder of our Class C common stock, is exempt from this limitation. Our certificate of incorporation and our bylaws also contain provisions limiting the ability of the holders of our Class A common stock to call meetings, to acquire information about our operations and to influence the manner or direction of our management.

These limits on the ability of the holders of the Class A common stock to exercising voting rights restrict the ability of the holders of our Class A common stock to influence matters subject to the vote of our stockholders.

Our founders are able to significantly influence the outcome of any matter that may be submitted for a vote of holders of our Class A common stock.

Generally, to the extent that any matters are required to be submitted to a vote of the holders of our Class A common stock, they will require the approval of a majority or more of all the outstanding designated stock, which refers to classes of common stock designated under our certificate of incorporation to have voting rights with respect to such matters (the “outstanding designated stock”). Currently, our outstanding designated stock consists of our Class A common stock and Class C common stock voting together. As a result, the holders of our Class C common stock, which has been issued to holders of KKR Group Partnership Units, will vote on an equivalent basis with the holders of our Class A common stock on such matters. As of the open of business on July 2, 2018, KKR Holdings owned 304,107,762 shares of Class C common stock, representing approximately 36.7% of the total combined voting power of the Class A common stock and Class C common stock. Depending upon the number of shares of outstanding designated stock actually voted, we believe our senior employees should generally have sufficient voting power to substantially influence matters subject to a vote of our outstanding designated stock, including amendments that could materially and adversely affect the holders of our Class A common stock. See “Description of Capital Stock—Common Stock—Voting Rights” included in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on July 2, 2018.

Because our Class A common stock is generally non-voting, we are not required to comply with certain provisions of U.S. securities laws relating to proxy statements and other annual meeting materials. This may limit the information available to holders of our Class A common stock.

Our Class A common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is generally non-voting. As a result, we will not be required to file proxy statements or information statements under Section 14 of the Exchange Act, unless a vote of holders of our Class A common stock is required by applicable law. Accordingly, legal causes of action and remedies under Section 14 of the Exchange Act for inadequate or misleading information in proxy statements may not be available to holders of our Class A common stock. If we do not deliver any proxy statements, information statements, annual reports, and other information and reports to the Class B Stockholder, then we will similarly not provide any of this information to the holders of our Class A common stock. Because we are generally not required to file proxy statements or information statements under Section 14 of the Exchange Act, any proxy statement, information statement, or notice of our annual meeting may not include all information under Section 14 of the Exchange Act that a public company with voting securities registered under Section 12 of the Exchange Act would be required to provide to its stockholders. Most of that information, however, will be reported in other public filings. For example, disclosures required by Part III of Form 10-K as well as certain disclosures required by the NYSE that are customarily included in a proxy statement will be included in our Form 10-K, rather than a proxy statement. But some information required in a proxy statement or information statement is not required in any other public filing.  In addition, we will generally not be subject to the “say-on-pay” and “say-on-frequency” provisions of the Dodd–Frank Wall Street Reform and Consumer Protection Act. As a result, our stockholders will not have an opportunity to provide a non-binding vote on the compensation of our named executive officers. Moreover, holders of our Class A common stock will be unable to bring matters before our annual meeting of stockholders or nominate directors at such meeting, nor can they generally submit stockholder proposals under Rule 14a-8 of the Exchange Act.

As a “controlled company”, we qualify for some exemptions from the corporate governance and other requirements of the NYSE.

We are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect, and we have elected, not to comply with certain corporate governance requirements of the NYSE, including the requirements: (i) that the listed company have a nominating and corporate governance committee that is composed entirely of independent directors, (ii) that the listed company have a compensation committee that is composed entirely of independent directors and (iii) that the compensation committee be required to consider certain independence factors when engaging compensation consultants, legal counsel and other committee advisers. Accordingly, holders of our Class A common stock do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Certain actions by our board of directors require the approval of the Class B Stockholder, which is controlled by our senior employees.

Although the affirmative vote of a majority of our directors is required for any action to be taken by our board of directors, certain specified actions will also require the approval of the Class B Stockholder, which is controlled by our senior employees. These actions consist of the following:

•
the entry into a debt financing arrangement by us in an amount in excess of 10% of our then existing long-term indebtedness (other than the entry into certain intercompany debt financing arrangements);

•
the issuance by us or our subsidiaries of any securities that would (i) represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 5% on a fully diluted, as converted, exchanged or exercised basis, of any class of our or their equity securities or (ii) have designations, preferences, rights, priorities or powers that are more favorable than those of the Class A common stock;

•	the adoption by us of a shareholder rights plan;

•	the amendment of our certificate of incorporation, certain provisions of our bylaws relating to our board of directors and officers or the operating agreements of the KKR Group Partnerships;

•	the exchange or disposition of all or substantially all of our assets or the assets of any KKR Group Partnership;

•	the merger, sale or other combination of our company or any KKR Group Partnership with or into any other person;

•	the transfer, mortgage, pledge, hypothecation or grant of a security interest in all or substantially all of the assets of the KKR Group Partnerships;

•	the appointment or removal of our Chief Executive Officer or a Co-Chief Executive Officer;

•
the termination of our employment of any of our officers or the officers of any of our subsidiaries or the termination of the association of a partner with any of our subsidiaries, in each case, without cause;

•	the liquidation or dissolution of us or any KKR Group Partnership; and

•
the withdrawal, removal or substitution of any person as the general partner of a KKR Group Partnership or the transfer of beneficial ownership of all or any part of a general partner interest in a KKR Group Partnership to any person other than a wholly-owned subsidiary

Potential conflicts of interest may arise among the Class B Stockholder and the holders of our Class A common stock.

The Class B Stockholder is controlled by our senior employees. Our founders, who also serve as our Co-Chairmen and Co-Chief Executive Officers, are the designated members of the Class B Stockholder and are deemed to represent a majority of the total voting power of the Class B Stockholder when acting together. As a result, conflicts of interest may arise among the Class B Stockholder and its controlling persons, on the one hand, and us and the holders of our Class A common stock, on the other hand.

The Class B Stockholder has the ability to influence our business and affairs through its ownership of the sole share of voting stock, its general ability to appoint our board of directors and provisions under our certificate of incorporation requiring Class B Stockholder approval for certain corporate actions (in addition to approval by our board of directors). If the holders of our Class A common stock are dissatisfied with the performance of our board of directors, they have no ability to remove any of our directors, with or without cause.

Further, through its ability to elect our board of directors, the Class B Stockholder has the ability to indirectly influence the determination of the amount and timing of the KKR Group Partnerships’ investments and dispositions, cash expenditures, including those relating to compensation, indebtedness, issuances of additional partner interests, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of KKR Group Partnership Units.

In addition, conflicts may arise relating to the selection and structuring of investments or transactions, declaring dividends and other distributions and other matters due to the fact that certain of our principals indirectly hold their KKR Group Partnership Units through KKR Holdings and its subsidiaries, which are not subject to corporate income taxation.

Our certificate of incorporation states that the Class B Stockholder is under no obligation to consider the separate interests of the other stockholders and contains provisions limiting the liability of the Class B Stockholder.

Our Class A common stock is generally non-voting. As a result, nearly all matters required to be submitted to stockholders will be determined solely by the vote of the Class B Stockholder. Although controlling stockholders may owe duties to minority stockholders, our certificate of incorporation contains provisions limiting the duties owed by the Class B Stockholder and contains provisions allowing the Class B Stockholder to favor its own interests and the interests of its controlling persons over us and the holders of our Class A common stock. Our certificate of incorporation contains provisions stating that the Class B Stockholder is under no obligation to consider the separate interests of the other stockholders (including the tax consequences to such stockholders) in deciding whether or not to cause us to take (or decline to take) any action as well as provisions stating that the Class B Stockholder shall not be liable to the other stockholders for damages or equitable relief for any losses, liabilities or benefits not derived by such stockholders in connection with such decisions. See “—Potential conflicts of interest may arise among the Class B Stockholder and the holders of our Class A common stock.”

The Class B Stockholder will not be liable to KKR or holders of our Class A common stock for any acts, or omissions unless there has been a final and non-appealable judgment determining that the Class B Stockholder acted in bad faith or engaged in fraud or willful misconduct and we have also agreed to indemnify the Class B Stockholder to a similar extent.

Even if there is deemed to be a breach of the obligations set forth in our certificate of incorporation, our certificate of incorporation provides that the Class B Stockholder will not be liable to us or the holders of our Class A common stock for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Class B Stockholder or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These provisions are detrimental to the holders of our Class A common stock because they restrict the remedies available to stockholders for actions of the Class B Stockholder.

In addition, we have agreed to indemnify the Class B Stockholder and its affiliates and any member, partner, Tax Matters Partner (as defined in U.S. Internal Revenue Code of 1986, as amended (the “Code”), in effect prior to 2018), Partnership Representative (as defined in the Code), officer, director, employee agent, fiduciary or trustee of any of KKR or its subsidiaries, any KKR Group Partnership, the Class B Stockholder or any of our or the Class B Stockholder’s affiliates and certain other specified persons (collectively, the “Indemnitees”), to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by any Indemnitee. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the Indemnitee acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors, officers and stockholders.

Our certificate of incorporation requires, to the fullest extent permitted by law, that any claims, suits, actions or proceedings arising out of or relating in any way to our certificate of incorporation may only be brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. This provision may have the effect of discouraging lawsuits against us and our directors, officers and stockholders.

The Class B Stockholder may transfer its interest in the sole share of Class B Common Stock which could materially alter our operations.

The Class B Stockholder may transfer the share of our Class B common stock held by it to a third party upon receipt of approval to do so by our board of directors and satisfaction of certain other requirements and, effective January 1, 2019, without the consent of the holders of our Class A common stock and Class C common stock. Further, the members of the Class B Stockholder may sell or transfer all or part of their limited liability company interests in the Class B Stockholder at any time without restriction. A new holder of our Class B common stock or new controlling members of the Class B Stockholder may appoint directors to our board of directors who may not be willing or able to cause us to form new funds and could cause us to form funds that have investment objectives and governing terms that differ materially from those of our current funds. A new holder of our Class B common stock, new controlling members of the Class B Stockholder and/or the directors they appoint to our board of directors could also have a different investment philosophy, cause us or our affiliates to employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities or have a track record that is not as successful as our track record. If any of the foregoing were to occur, we could experience difficulty in making new investments, and the value of our existing investments, our business, our results of operations and our financial condition could materially suffer.

Our certificate of incorporation also provides us with a right to acquire shares of Class A common stock under specified circumstances, which may adversely affect the price of our shares of Class A common stock.

Our certificate of incorporation provides that, if at any time, either (i) less than 10% of the total shares of any class our stock then outstanding (other than Class B common stock, Class C common stock and preferred stock) is held by persons other than the Class B Stockholder and its affiliates or (ii) we are subjected to registration under the provisions of the U.S. Investment Company Act of 1940, as amended, we may exercise our right to call and purchase shares of Class A common stock or assign this right to the Class B Stockholder or any of its affiliates. As a result, a stockholder may have his or her shares of Class A common stock purchased from him or her at an undesirable time or price.

Other anti-takeover provisions in our charter documents could delay or prevent a change in control.

In addition to the provisions described elsewhere relating to the Class B Stockholder’s control, other provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by, for example:

•	permitting our board of directors to issue one or more series of preferred stock,

•	requiring advance notice for stockholder proposals and nominations if they are ever permitted by applicable law, and

•	placing limitations on convening stockholder meetings.

These provisions may also discourage acquisition proposals or delay or prevent a change in control.

We will be required to pay our principals for most of the benefits relating to our use of tax attributes we receive from prior and future exchanges of our Class A common stock for KKR Group Partnership Units and related transactions.

We are required to acquire KKR Group Partnership Units from time to time pursuant to our exchange agreement with KKR Holdings. To the extent this occurs, the exchanges are expected to result in an increase in our share of the tax basis of the tangible and intangible assets of the KKR Group Partnerships that would not otherwise have been available. This increase in tax basis may increase (for tax purposes) depreciation and amortization and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

We are party to a tax receivable agreement with KKR Holdings requiring us to pay to KKR Holdings or transferees of its KKR Group Partnership Units 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of this increase in tax basis, as well as 85% of the amount of any such savings we actually realize as a result of increases in tax basis that arise due to future payments under the agreement. A termination of the agreement or a change of control could give rise to similar payments based on tax savings that we would be deemed to realize in connection with such events. The reduction in the statutory corporate tax rate from 35% to 21% would generally reduce the amount of cash tax savings and thus reduce the amount of the payments to KKR Holdings or transferees of its KKR Group Partnership Units. On the other hand, due to our election to be treated as a U.S. corporation for U.S. federal income tax purposes, a greater percentage of our income will be subject to corporate taxation and thus generally increase the amount payable under the tax receivable agreement. This payment obligation will be ours and not of any KKR Group Partnership. While the actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our taxable income, we expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of the KKR Group Partnerships, the payments that we may be required to make to KKR Holdings or transferees of its KKR Group Partnership Units will be substantial. We may need to incur debt to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise. In particular, our obligations under the tax receivable agreement would be effectively accelerated in the event of an early termination of the tax receivable agreement by us or in the event of certain mergers, asset sales and other forms of business combinations or other changes of control. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Payments under the tax receivable agreement will be based upon the tax reporting positions that we will determine. We are not aware of any issue that would cause the Internal Revenue Service (the “IRS”) to challenge a tax basis increase. However, neither KKR Holdings nor its transferees will reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase, or the tax benefits we claim arising from such increase, is successfully challenged by the IRS. As a result, in certain circumstances, payments to KKR Holdings or its transferees under the tax receivable agreement could be in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.